Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of RUM Group Inc. (formerly known as Rumble Inc.) (the “Company”) of our report dated March 5, 2026, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Baker Tilly US, LLP

Seattle, Washington

November 12, 2026